EXHIBIT 5.1

[JONES DAY LETTERHEAD]

July 28, 2004

CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

Ladies and Gentlemen:

     We are acting as special counsel for CTS Corporation, an Indiana corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), with respect to the registration for resale under the Securities Act of 1933 (the “Act”), of $60,000,000 aggregate principal amount of the Company’s 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) and the shares (the “Shares”) of common stock, no par value, of the Company issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated as of May 11, 2004 (the “Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee.

     We have examined such documents and records, including originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes being registered for resale are valid and binding obligations of the Company.

     Our opinion is limited by bankruptcy, reorganization, fraudulent transfer, conveyance voidable preference, moratorium and other similar laws, regulations and judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles and fiduciary considerations.

     We are not admitted or qualified to practice law in the State of Indiana. Therefore, in rendering opinions expressed herein, we have relied solely and without independent investigation upon the opinion of Richard G. Cutter, III, Vice President, General Counsel and Secretary of the Company, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Indiana.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the States of Delaware and New York. We express no opinion with respect to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes and the Shares under the Act and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ JONES DAY